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                                                                    Exhibit 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           UNISOURCE WORLDWIDE, INC.


     FIRST: The name of the corporation is Unisource Worldwide, Inc. (hereinafter referred to as the "Corporation").

     SECOND: The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

     FOURTH:

     A.  Authorized Stock.
         ----------------

         The total number of shares of stock which the Corporation shall have authority to issue is two hundred and sixty million (260,000,000) shares, consisting of two hundred and fifty million (250,000,000) shares of common stock, each with a par value of $0.001 per share (hereinafter referred to as the "Common Stock"), and ten million (10,000,000) shares of preferred stock, each with a par value of $0.001 per share (hereinafter referred to as the "Preferred Stock"). The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as follows:

     B.  Preferred Stock.
         ---------------

         (i) The Board of Directors is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series (the "Series Preferred Stock") and, by filing a certificate pursuant to the GCL (hereinafter referred to as a "Preferred Stock Designation"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

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         (1) the designation of and the number of shares constituting such series, which number the Board of Director may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

         (2) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

         (3) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

         (4) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

         (5) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

         (6) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

         (7) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

         (8) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

         (9) any other relative rights, preferences and limitations

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     of that series.

     (ii) The first series of the Series Preferred Stock, par value $0.001 per share, shall consist of 1,500,000 shares and shall be designated as Series A Junior Participating Preferred Shares (the "Series A Preferred Shares"). The voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the Series A Preferred Shares are as follows:

        (1)  Dividends and Distributions.
             ---------------------------

             (a) The rate of dividends payable per share of Series A Preferred Shares on the first day of January, April, July and October in each year or such other quarterly payment date as shall be specified by the Board of Directors (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Preferred Shares, shall be (rounded to the nearest cent) equal to the greater of (i) $4.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared or paid as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.001 per share, of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Preferred Shares. Dividends on the Series A Preferred Shares shall be paid out of funds legally available for such purpose. In the event the Corporation shall at any time after December 11, 1996 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (b) Dividends shall begin to accrue and be cumulative on

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        outstanding Series A Preferred Shares from the Quarterly Dividend
        Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

        (2) Voting Rights. In addition to any other voting rights required by
            -------------
        law, the holders of Series A Preferred Shares shall have the following voting rights:

             (a) Subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (b) In the event that dividends upon the Series A Preferred Shares shall be in arrears to an amount equal to six full quarterly dividends thereon, the holders of such Series A Preferred Shares shall become entitled to the extent hereinafter provided to vote noncumulatively at all elections of directors of the Corporation, and to receive notice of all stockholders' meetings to be held for such purpose. At such meetings, to the extent that directors are being elected, the holders of such Series A Preferred Shares voting as a class shall be entitled solely to elect two

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        members of the Board of Directors of the Corporation; and all other directors of the Corporation shall be elected by the other stockholders of the Corporation entitled to vote in the election of directors. Such voting rights of the holders of such Series A Preferred Shares shall continue until all accumulated and unpaid dividends thereon shall have been paid or funds sufficient therefor set aside, whereupon all such voting rights of the holders of shares of such series shall cease, subject to being again revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto.

        At any time when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 20% of the then outstanding total number of shares of all the Series A Preferred Shares having the right to elect directors in such circumstances shall, call a special meeting of holders of such Series A Preferred Shares for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the By-laws of the Corporation; provided, that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Corporation. Upon the mailing of the notice of such special meeting to the holders of such Series A Preferred Shares, or, if no such meeting be held, then upon the mailing of the notice of the next annual or special meeting of stockholders for the election of directors, the number of directors of the Corporation shall, ipso facto, be increased to the extent, but only to the extent, necessary to provide sufficient vacancies to enable the holders of such Series A Preferred Shares to elect the two directors hereinabove provided for, and all such vacancies shall be filled only by vote of the holders of such Series A Preferred Shares as hereinabove provided. Whenever the number of directors of the Corporation shall have been increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the By-laws and without the vote of the holders of Series A Preferred Shares, provided that no such action shall impair the right of the holders of Series A Preferred Shares to elect and to be represented by two directors as herein provided.

        So long as the holders of Series A Preferred Shares are entitled hereunder to voting rights, any vacancy in the Board of Directors caused by the death or resignation of any director elected by the holders of Series A Preferred Shares, shall, until the next meeting of stockholders for the election of directors, in each case be filled by the remaining director elected by the

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        holders of Series A Preferred Shares having the
        right to elect directors in such circumstances.

        Upon termination of the voting rights of the holders of any series of Series A Preferred Shares the terms of office of all persons who shall have been elected directors of the Corporation by vote of the holders of Series A Preferred Shares or by a director elected by such holders shall forthwith terminate.

             (c) Except as otherwise provided herein, in this Certificate of Incorporation of the Corporation or by law, the holders of Series A Preferred Shares and the holders of Common Stock (and the holders of shares of any other series or class entitled to vote thereon) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

        (3) Reacquired Shares. Any Series A Preferred Shares purchased or
            -----------------
        otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Series Preferred Stock and may be reissued as part of a new series of Series Preferred Stock to be created by resolution or resolutions of the Board of Directors.

        (4) Liquidation, Dissolution or Winding Up.
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        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Shares shall be entitled to receive the greater of (a) $100 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration
        Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or
        (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (5)  Consolidation, Merger, etc.  In case the Corporation shall enter
             --------------------------
        into

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        any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (6)  No Redemption.  The Series A Preferred Shares shall not be
             -------------
        redeemable.


        (7)  Ranking.  The Series A Preferred Shares shall rank junior to all
             -------
        other series of the Corporation's Series Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

        (8)  Fractional Shares.  Series A Preferred Shares may be issued in
             -----------------
        fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares.

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     C.   Common Stock.
          ------------

          Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. Subject to any rights that may be conferred upon any holders of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock), upon dissolution, the holders of Common Stock then outstanding shall be entitled to receive the net assets of the Corporation. Such net assets shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them. Subject to any rights that may be conferred upon any holders of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock), the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

     FIFTH:  The Corporation is to have perpetual existence.

     SIXTH:

          A. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock) to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, in such a manner as may be prescribed by the By-laws of the Corporation.

          B. Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

          C. The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock (excluding Common Stock) as set forth in this Certificate of Incorporation, shall be divided into three classes as nearly equal in size as possible and designated as Class I, Class II and Class III. Class I directors shall be initially elected for a term expiring at the annual meeting of stockholders next held after September 30, 1997, Class II directors shall be initially elected for a term expiring at the annual meeting of stockholders next held after September 30, 1998, and Class III directors shall be initially elected for a term expiring at the annual meeting of stockholders next held after September 30, 1999. Members of each class shall

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     hold office until their successors are elected and qualified.  At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors are elected and qualified.

          D. Advance notice of stockholder nominations for the election of directors and advance notice of other stockholder action proposed to be taken at a stockholder's meeting shall be given in the manner provided in the By-laws of the Corporation.

          E. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock (excluding Common Stock) as set forth in the Certificate of Incorporation to elect directors under specified circumstances and applicable law, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors shall be filled in the manner provided in the By-laws of the Corporation.

          F. Subject to the rights of the holders of any Preferred Stock or any other series or class of stock (excluding Common Stock) set forth in the Certificate of Incorporation, a special meeting of the stockholders shall be called only by the secretary of the Corporation at the request of (i) a majority of the total number of directors which the Corporation at the time would have if there were no vacancies or (ii) by any person authorized by the Board of Directors (through a vote of a majority of the total number of directors which the Corporation at the time would have if there were no vacancies) to call a special meeting.

          G. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock (excluding Common Stock) set forth in the Certificate of Incorporation to elect additional directors under specified circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be taken at an annual or special meeting of the stockholders and may not be taken by any consent in writing by such stockholders.

          H. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of shares representing at least 66-2/3% of the voting power of the then outstanding voting stock of the Corporation entitled to vote in elections of directors generally, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article SIXTH.

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     SEVENTH:  The Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the By-laws of the Corporation.

     EIGHTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

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